Exhibit 99.1

From: Judd Hoffman [mailto:jhoffman@amt-corporate.com]
Sent: Tuesday, January 01, 2008 2:50 AM
To: Judd Hoffman
Subject: Happy New Year and update.
Importance: High

Fellow Shareholders,

Hello from Istanbul, Turkey and Happy New Year.  I wanted to take this opportunity to reach out to you to address yesterday’s stock event. I came back to my room  at 1:30am after meeting with some customers here in Turkey and bringing in the New Year with my wife to a down turn in our stock. Of course not the way I wanted to start 2008, so as you all know me, I wouldn’t rest until I found out what happened and report back to my shareholders with an answer.

You all know we finished 2007 VERY strong and we are positioned to have a tremendous 2008.  Revenue generation is up and we are realizing our metamorphosis by adding new customers and products to our global portfolio at an increasing rate, so why the downturn?

It is simple, a past ADLI employee/shareholder needed a tax break for 2007 and decided to use our stock to satiate this need on the last day of the year when trading was at its lowest. Their average stock price was $10.00 from many years ago and sold over 40,000 shares at an average price of $.20.   To my disappointment, they did not inform me about this prior to selling the stock. Note, this employee left the company over five + years ago. As it sometimes happens, stock  fluctuations are not an indication of a company’s past or future performance.

My thoughts are simple. We are about to have a momentous 2008 and the entire team is ready to fulfill my vision of having one the best years AMT has ever had both in development and shareholder value.  I am very energized to be leading this exciting time in ADLI’s long history and the team feels the same. In short,  I believe that the stock price is extremely undervalued and is at great buy at .18 cents and there hasn’t been a better time to be a ADLI shareholder.

As you all know, I live and breathe American Medical Technologies 24/7 and I am very privileged to start 2008 leading such a fine company  and team. Thank you for your continued support and Happy New Year!

I can be reached at anytime at any of the modes below if you would like to discuss further.

Regards,

Judd D Hoffman

PS. I have tried to the best of my ability to send this to all the shareholders that I have knowledge of from here in Turkey. If you believe I may have missed someone that should see this please feel free to pass it on.

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